EXHIBIT 99.1

APPROVED BY:	Donald W. Morgan
Vice President and CFO
(510) 492-0800

CONTACT:	Donald W. Morgan
(510) 492-0800

FOR IMMEDIATE RELEASE

LARSCOM INCORPORATED REPORTS FOURTH QUARTER 2003 RESULTS

NEWARK, CA — February 5, 2004 — Larscom Incorporated (Nasdaq: LARS), a leading provider of WAN connectivity and network access equipment, today announced fourth-quarter financial results for the period ended December 31, 2003.

The Company reported revenues of $6.2 million for the fourth quarter of 2003 compared to $4.6 million for the fourth quarter of 2002. The Company’s net loss for the fourth quarter of 2003 was $(1.0) million or $(0.19) per share, compared to a net loss of $(2.2) million or $(0.83) per share for the fourth quarter of 2002. For the full year of 2003, the Company reported revenues of $21.9 million and a net loss of $(13.3) million or $(3.26) per share. That compares to $23.5 million in revenues and a net loss of $(4.9) million or $(1.82) per share for the full year of 2002.

“With the integration of VINA Technologies and the expenses associated with the merger largely behind us, this quarter we focused on development and shipment of our new Ethernet edge product — the Orion 7400,” said Daniel Scharre, president and chief executive officer of Larscom. “I am very pleased that we began shipping the Orion 7400 during the quarter and that systems are already deployed in carriers’ networks.”

“While it does appear the telecommunications market is improving, we continued to watch our expenses very carefully this quarter and were able to report an improved gross margin of 51% on sales as well as improved operating results, compared to results for the third quarter of 2003,” Scharre concluded.

Recent product highlights include:

•	To date, we have received orders for the Orion 7400 from three customers. Another 11 trials or evaluations are in progress with potential customers, including a major IXC and an RBOC.

•	Lucent and Larscom demonstrated interoperability for a Multilink Frame Relay solution using the Larscom 6000 product.

•	Additionally, the Larscom 6000 Multilink Frame Relay access solution has been certified and selected by a major RBOC for Multilink Frame Relay applications with deployments scheduled for Q1 2004.

•	From Q3 to Q4 Larscom’s IAD revenue grew by 15%.

There will be a conference call today at 1:30 p.m. (PST) to discuss these highlights as well as the fourth quarter 2003 financial results. To listen to the webcast of this conference call, visit http://www.larscom.com/press approximately 10 minutes before the start of the call and click on the conference call link provided. As indicated in our press release of January 29, 2004, an online audio replay of the webcast of the conference call will also be available on our website at http://www.larscom.com/press.

About Larscom

Larscom (Nasdaq: LARS) enables high-speed access by providing cost-effective, highly reliable (carrier-class), and easy-to-use network access equipment. In June 2003, Larscom merged with VINA Technologies to create a worldwide leader in enterprise WAN access for the delivery of high-speed data, and integrated voice and data services with the deployment of more than 350,000 systems worldwide. Larscom’s customers include major carriers, Internet service providers, Fortune 500 companies, small and medium enterprises, and government agencies worldwide. Larscom’s headquarters are in Newark, California. Additional information can be found at www.larscom.com.

Safe Harbor Statement

Any forward-looking statements in this news release are based on our current expectations and beliefs and are subject to known and unknown risks and uncertainties that could cause the actual results to differ materially from those suggested. Factors that could cause actual results to differ materially include (but are not limited to) risks associated with customer concentration that include MCI (formerly WorldCom) and Lucent Technologies, the ability to achieve expected synergies from the merger with VINA Technologies, the ability to develop successful new products, the ability to hire and maintain key executive positions, dependence on recently introduced new products and products under development, market acceptance of new products, the acquisition of other businesses or technologies, dependence on component availability from key suppliers, rapid technological change and fluctuations in quarterly operating results, as well as additional risk factors as discussed in the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. For additional risks relating to the combined company resulting from the merger with VINA Technologies, see the Registration Statement on Form S-4 as amended. These forward-looking statements represent our judgment as of the date of this news release. We disclaim, however, any intent or obligation to update these forward-looking statements.

(Financial tables attached)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands except for per share data)

	Three months ended December 31,		Twelve months ended December 31,

	2003	2002	2003	2002

Revenues	$6,182	$4,600	$21,926	$23,487
Cost of revenues	3,038	2,300	12,907	10,347

Gross profit	3,144	2,300	9,019	13,140

Operating expenses:
Research and development	1,005	1,126	4,845	4,199
Selling, general and administrative	3,077	3,661	14,418	16,051
Amortization of acquisition intangibles	137	—	385	—
Restructuring	67	62	2,458	254
Impairment of Assets	—	—	364	—
In-process R&D	—	—	155	—

Total operating expenses	4,286	4,849	22,625	20,504

Loss from operations	(1,142)	(2,549)	(13,606)	(7,364)
Interest and other income, net of expense	152	48	381	356

Loss before income taxes	(990)	(2,501)	(13,225)	(7,008)
Income tax (benefit) provision	(1)	(262)	37	(2,113)

Net loss	$(989)	$(2,239)	$(13,262)	$(4,895)

Basic & diluted loss per share	$(0.19)	$(0.83)	$(3.26)	$(1.82)

Basic & diluted weighted average shares	5,098	2,694	4,073	2,693

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	December 31,	December 31,
	2003	2002

Assets
Current assets:
Cash, cash equivalents, restricted cash and short-term investments	$9,285	$17,657
Accounts receivable, net	3,633	3,079
Inventories	5,503	3,816
Other current assets	1,204	1,382

Total current assets	19,625	25,934

Property and equipment, net	1,294	1,918
Other non-current assets, net	2,781	208

Total assets	$23,700	$28,060

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,370	$1,898
Accrued expenses and other current liabilities	5,411	4,510
Deferred revenue	1,283	2,102
Due to Axel Johnson	190	25

Total current liabilities	11,254	8,535
Other non-current liabilities	1,640	1,618

Total liabilities	12,894	10,153

Stockholders’ equity	10,806	17,907

Total liabilities and stockholders’ equity	$23,700	$28,060